Exhibit 23.3

Tel: 215-564-1900 Fax: 215-564-3940 www.bdo.com	Ten Penn Center 1801 Market Street, Suite 1700 Philadelphia, PA 19103

Consent of Independent Registered Public Accounting Firm

HV Bancorp, Inc.

Huntingdon Valley, Pennsylvania

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 8, 2016, relating to the financial statements of Huntingdon Valley Bank, which is contained in that Prospectus and to the quotation and summarization of our State tax opinion, which is filed as Exhibit 8.2 to this Registration Statement.

We also consent to the references to our firm contained under the captions “Experts,” “Tax Consequences,” “Material Tax Consequences,” and “Legal Matters” contained in that prospectus.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

October 26, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.